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               EAGLE FINANCIAL CORP.


For more information contact:

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EAGLE FINANCIAL CORP.                                  MIDCONN BANK
---------------------                                  ------------
Robert J. Britton                                      Richard J. Toman
President & Chief Executive Officer                    President
860 314-6411                                           860 828-0301

Mark J. Blum                                           Dorothy A. Bialek
Chief Financial Officer                                Vice President
860 314-6410                                           860 828-0301

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                              EAGLE FINANCIAL CORP
                                   TO ACQUIRE
                                  MIDCONN BANK
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Bristol CT/ January 28, 1997 -- Eagle Financial Corp. (NASDAQ:EGFC), the holding company  for  Eagle  Federal  Savings  Bank,  and  MidConn  Bank  (NASDAQ:MIDC),
headquartered  in  Berlin,  Connecticut,   announced  today  the  signing  of  a
definitive agreement under which Eagle Financial would acquire MidConn Bank in a tax-free stock-for-stock transaction. As a result, MidConn Bank would be merged into Eagle Federal.

Eagle Federal Savings Bank is a $1.4 billion financial institution that operates nineteen traditional branch offices and four supermarket offices in the greater Hartford market. MidConn Bank is a $363 million financial institution that operates ten branch offices in the central Connecticut market just south of Hartford with some overlap into Eagle's existing branch network. The merger increases Eagle's deposit base in Hartford county by almost 40%. After factoring in anticipated expense savings of 30 to 40%, Eagle Financial expects that the acquisition will be accretive to earnings per share in the first year.

Robert J. Britton, Eagle Financial's President and Chief Executive Officer, said, "The acquisition of MidConn further solidifies Eagle's already strong position in the greater Hartford market. MidConn is a well established, respected institution with an attractive retail banking franchise and a solid capital position. We look forward to serving the customers and communities of MidConn by providing the same level of personal service that MidConn has so effectively delivered over the years. Eagle and MidConn customers will both realize the significant advantages of an expanded network of branch and ATM locations. Eagle's shareholders will benefit from an in-market acquisition that is accretive to earnings and tangible book value within the first year."




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EAGLE FINANCIAL CORP
ACQUISITION OF MIDCONN BANK
PAGE 2




Richard J. Toman, President of MidConn Bank, commented, "While the Board and senior management have been pleased with MidConn's performance, they are keenly aware of the long-term market forces which point to further consolidation of banking services, pressures on community banks, increased competition and the need for sizable technological investments. The Board wanted to do what was best for our shareholders and customers, and arrived at a unanimous decision in favor of the merger with Eagle Federal. Eagle Federal was formed by the merger of two Connecticut banks, that like MidConn, has serviced customers in their communities for generations. Eagle Federal is a quality institution, committed to community banking in central Connecticut. MidConn wants to be affiliated with a bank with a proven track record of providing quality community banking. We believe that Eagle Federal is such a bank and that our customers will be well served by this merger."

Under the terms of the agreement, Eagle Financial Corp. will acquire MidConn Bank in a tax-free exchange of shares in which MidConn shareholders will receive
0.86 shares of Eagle Financial Common Stock for each share of MidConn Bank Common Stock they own. Under certain circumstances, MidConn has the right to terminate the agreement if the price of Eagle Financial's Common Stock falls below $24.00 unless Eagle Financial agrees to adjust the exchange ratio. The purchase price is approximately 1.4 times MidConn's book value and 18 times MidConn's latest quarter annualized earnings. The transaction is subject to approval by Eagle Financial and MidConn Bank shareholders and various regulatory agencies. It is anticipated that the transaction will close in May 1997 and will be accounted for by the pooling-of-interests method of accounting.

Based upon Eagle Financial's closing stock price of $29.25 on Monday, January 27, 1997, the merger has an aggregate transaction value of $49.1 million, or $25.16 per share of MidConn stock. The agreement provides Eagle Financial with an option to acquire up to 19.9% of the outstanding shares of MidConn Common Stock under certain circumstances.

MidConn Bank's total assets at December 31, 1996 include a portfolio of mostly residential loans totaling $278 million. MidConn has total deposits of $315 million and $35 million in shareholders' equity. MidConn Bank recently reported net income of $685,000, or $0.35 per share, for the quarter ended December 31, 1996. MidConn's ten branch offices are located in Berlin (3), New Britain (2), Cromwell, Plainville, Middlefield, Rocky Hill and Newington.

At December 31, 1996 Eagle Financial had total loans of $829 million, deposits totaling $1.07 billion, and equity of $105 million, respectively. Eagle Financial recently reported earnings of $2.9 million, or $0.61 per share, for the quarter ended December 31, 1996.




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EAGLE FINANCIAL CORP
ACQUISITION OF MIDCONN BANK
PAGE 3



ACQUISITION INFORMATION
-----------------------
Exchange Rate                                                  Fixed at .86
MIDC Shares Outstanding 12/31/96                                  1,953,469
EGFC Shares Outstanding 12/31/96                                  4,543,398
EGFC Stock Price 1/27/97                                          $   29.25
Price Per MIDC Share                                              $   25.16
Price/Last Quarter MIDC Annualized Income                                18x
Price/Book Value Per Share                                              139%
Price/Tangible Book Value Per Share                                     164%
Implied Deposit Premium                                                 6.7%
Shares Issued                                                      1,679,983

Accounting Treatment                                                 Pooling
Expected Consummation Date                                            May-97

STATISTICS AT DECEMBER 31, 1996
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$ IN THOUSANDS

                                             EAGLE            MIDCONN
                                             -----            -------
HEADQUARTERS                               BRISTOL, CT       BERLIN, CT

Branches - Traditional                              19               10
           Supermarket                               4                0

Assets                                     $ 1,458,050       $  363,176

Net Loans                                  $   828,594       $  278,137

Intangible Assets                          $    26,355       $    5,376

Deposits                                   $ 1,067,480       $  314,989

Shareholders' Equity                       $   105,209       $   35,422

Total Employees                                    416              133



FOR MORE INFORMATION CONTACT:              Mark J. Blum, Chief Financial Officer
                                           Eagle Financial Corp.
                                           (860) 314-6410





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